Exhibit 99.2

NEWS RELEASE

For Release: September 11, 2009	For Further Information:
Steven R. Lewis, President and CEO
(330) 373-1221

First Place Bank and AmTrust Bank Agree to Terminate Purchase of Three AmTrust Bank

Branches in Lake County, Ohio

Warren, Ohio - First Place Bank, a wholly-owned subsidiary of First Place Financial Corp (Nasdaq: FPFC) and AmTrust Bank announced today that, by mutual consent as provided by the definitive agreement executed on June 23, 2009, the planned purchase of three AmTrust Lake County branches has been terminated.

Under the terms of the agreement, neither party will incur any termination fees due to the cancellation of the purchase, and the parties further agreed to mutually release one another from any claims of liability relating to the transaction.

About First Place Financial Corp.

First Place Financial Corp. is a $3.4 billion financial services holding company based in Warren, Ohio. First Place Financial Corp. operates 44 retail locations, 2 business financial service centers and 18 loan production offices through its principal subsidiary, First Place Bank.

Additional affiliates of First Place Financial Corp. include First Place Holdings, Inc., the holding company for the Company’s nonbank affiliates including First Place Insurance Agency, Ltd.; Coldwell Banker First Place Real Estate, Ltd.; TitleWorks Agency, LLC; and APB Financial Group, Ltd. Information about First Place Financial Corp. may be found on the Company’s Web site at www.firstplacebank.com.

Forward-Looking Statements

When used in this press release, or future press releases or other public or shareholder communications, in filings by the Company with the Securities and Exchange Commission or in oral statements made with the approval of an authorized executive officer, the words or phrases such as “will likely result,” “expect,” “will continue,” “anticipate,” “estimate,” “project,” “believe,” “should,” “may,” “will,” “plan,” or variations of such terms or similar expressions are indented to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties including changes in economic conditions in the market areas where the Company conducts business, which could materially impact credit quality trends, changes in laws, regulations or policies of regulatory agencies, fluctuations in interest rates, demand for loans in the market areas where the Company conducts business, and competition, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.